Exhibit 10.17

ADVISOR WARRANT REPURCHASE AGREEMENT

THIS ADVISOR WARRANT REPURCHASE AGREEMENT, dated as of January 6, 2026 (this

“Agreement”), is entered into by and between Pershing Square SPARC Holdings, Ltd., a Delaware corporation (“Pershing Square SPARC Holdings” or the “Company”), and Lisa Gersh (the “Former Advisor”), a former member of the Advisory Board of Pershing Square SPARC Holdings (the “Advisory Board”).

WHEREAS, Former Advisor served on the Advisory Board and was previously issued warrants (the “Advisor Warrants”) in a private placement under that certain Advisor Warrant Issuance Agreement, dated as of September 29, 2023, between Pershing Square SPARC Holdings and the Former Advisor (the “Warrant Issuance Agreement”);

WHEREAS, on December 10, 2025, the Former Advisor resigned from her position on the Advisory Board;

WHEREAS, pursuant to the Warrant Issuance Agreement, in the event any advisor on the Advisory Board resigns prior to the Business Combination (as defined in the Warrant Issuance Agreement) and the Company is not then subject to a letter of intent with respect to a Business Combination, the Company has the right, but not the obligation, to repurchase the Advisor Warrants held by any such advisor on the Advisory Board at a repurchase price of $1,000,000 (the “Repurchase Price”) paid to such advisor (the “Company Repurchase Right”), such Company Repurchase Right to expire sixty (60) days from the effective date of the resignation or other cessation of service of such advisor; and

WHEREAS, the Company is not currently party to a letter of intent with respect to a potential Business Combination.

NOW THEREFORE, in consideration of the mutual agreements herein contained and other valuable consideration (including the Former Advisor’s resignation from the Advisory Board) the receipt of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1. Purchase and Sale of Advisor Warrants. Pursuant to Section 5 of the Warrant Issuance Agreement, the Company agrees to purchase, and the Former Advisor agrees to sell, all of her Advisor Warrants.

Section 2. Purchase Price. The Company shall purchase, and the Former Advisor shall sell, the Advisor Warrants at the Repurchase Price.

Section 3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Former Advisor that:

(a)
Organization and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.
(b)
Authorization.
a.
The execution, delivery and performance of this Agreement has been duly authorized by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).
b.
The execution and delivery by the Company of this Agreement and the fulfillment of and compliance with the terms hereof by the Company does not and shall not as of the date hereof conflict with or result in a breach by the Company of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which the Company is subject.

Section 4. Representations and Warranties of the Former Advisor. The Former Advisor hereby represents and warrants to the Company that:

i.
Organization and Requisite Authority. The Former Advisor is an individual and citizen of the United States of America. The Former Advisor possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.
ii.
Authorization.
1.
This Agreement constitutes a valid and binding obligation of the Former Advisor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).
2.
The execution and delivery by the Former Advisor of this Agreement and the fulfillment of and compliance with the terms hereof by the Former Advisor does not and shall not as of the date hereof conflict with or result in a breach by the Former Advisor of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which the Former Advisor is subject.
iii.
Title to Securities. The Former Advisor owns the Advisor Warrants free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions under federal and state securities laws, and (ii) liens, claims or encumbrances imposed due to the actions of the Company.

Section 5. Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the date hereof.

Section 6. Miscellaneous.

1.
Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors of the parties hereto whether so expressed or not.
2.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
3.
Counterparts. This Agreement may be executed simultaneously in two or more counterparts, none of which need contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.
4.
Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.
5.
Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof. The parties hereto irrevocably submit to the exclusive jurisdiction of any federal court sitting in the Southern District of New York or any state court located in New York County, State of New York, over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
6.
Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

PERSHING SQUARE SPARC HOLDINGS, LTD.

By: /s/ William A. Ackman

Name: William A. Ackman

Title: Chairman and Chief Executive Officer

LISA GERSH

By: /s/ Lisa Gersh

Name: Lisa Gersh